United States securities and exchange commission logo





                      December 15, 2021

       Eduardo Maranhao
       Principal Financial Officer
       GOLAR LNG LTD
       2nd Floor, S.E. Pearman Building
       9 Par-la-Ville Road, Hamilton
       HM 11 Bermuda

                                                        Re: GOLAR LNG LTD
                                                            Form 20-F for the
Fiscal Year ended December 31, 2020
                                                            Filed April 22,
2021
                                                            File No. 000-50113

       Dear Mr. Maranhao:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation